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Pricing Supplement Dated April 16, 2004          Rule 424(b)(3)
(To Prospectus Dated October 23, 2003)           File No. 333-109323

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                        Medium-Term Notes - Floating Rate

Agent:                  Williams Capital Group
Principal Amount:            $50,000,000.00
Agent's Discount
  or Commission:             $    50,000.00
Net Proceeds to Company:     $49,950,000.00
Initial Interest Rate:        2.06188%
Issue Date:                  04/16/04
Maturity Date:               04/13/06
CUSIP:                       37042WH53

Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other

                                 (see attached)
            If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
             /X/ Telerate Page: 3750

Interest Reset Dates:   Each July 16, October 16, January 16 and April 16.
                        The first interest reset date will be July 16, 2004. The final interest reset date will be January 16, 2006.

Interest Payment Dates: Each July 16, October 16, January 16 and April 16,
                        commencing July 16, 2004 and ending April 13, 2006.

Index Maturity:         3 Months
Spread (+/-):           +0.9200%

Day Count Convention:
      /X/ Actual/360 for the period from 04/16/04 -- 04/13/06
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%

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          Annual Redemption Percentage Reduction:  ___% until Redemption
          Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent
If as principal:
       / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
       The Notes are being offered at a fixed initial public offering price of XX% of principal amount.